Exhibit 99.4

AMENDED AND RESTATED JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D and any amendments thereto relating to shares of common stock, $1.00 par value per share, of Lamb Weston Holdings, Inc., a Delaware corporation. This Joint Filing Agreement shall be included as an Exhibit to such joint filing, and may be executed in any number of counterparts all of which together shall constitute one and the same instrument.

In evidence thereof, each of the undersigned, being duly authorized, hereby execute this Amended and Restated Joint Filing Agreement.

Date: December 20, 2024

Continental Grain Company

By:	/s/ Frank W. Baier
Name:	Frank W. Baier
Title:	Chief Financial & Administrative Officer

/s/ Charles Fribourg
Charles Fribourg

/s/ Paul J. Fribourg
Paul J. Fribourg

/s/ Ari D. Gendason
Ari D. Gendason

/s/ Michael J. Zimmerman
Michael J. Zimmerman